For Immediate Release

Contacts:
Peerless Systems Corporation:
William R. Neil
Chief Financial Officer and Acting Chief Executive Officer
(310) 536-0908 ex 3146

Peerless Systems Announces Results for the First Quarter of Fiscal 2011 and Annual Meeting Date

EL SEGUNDO, Calif., June 10, 2010 — Peerless Systems Corporation (Nasdaq: PRLS), a licensor of imaging and networking technologies to the digital document market, today reported financial results for its 2011 first fiscal quarter ended April 30, 2010.

First quarter revenue was $0.9 million for fiscal year 2011 and 2010.  Product licensing revenue was $0.8 and $0.7 million in the first quarter of fiscal 2011 and 2010, respectively.  Engineering services and maintenance revenue was $0.1 and $0.2 million in the first quarter of fiscal 2011 and 2010, respectively.

Peerless reported a net income of $3.3 million, or $0.21 per basic and diluted share in the first quarter of fiscal 2011, versus net income of $1.5 million, or $0.09 per basic share and diluted share in the first quarter of fiscal 2010.

First quarter gross margin was 83% and 354% for fiscal 2011 and 2010, respectively. During the first quarter of fiscal 2010, the Company amended a third party license agreement that resulted in a $2.6 million reduction in product licensing costs.  Excluding the impact of this large transaction, prior year’s first quarter gross margin as a percent of revenues was 60%.  The improvement to 83% in the current fiscal quarter is primarily attributable to a lower ratio of third-party technology sales to the Company’s technology sales.

The Company also announced that its 2010 annual meeting of stockholders will be held on June 23, 2010.  Stockholders of record as of the close of business on May 19, 2010 will be entitled to vote at the meeting.  The Company’s Board of Directors has increased the number of directors from five to seven, effective as of the annual meeting date.  Edward Ramsden and Jeffrey Wald have been nominated for election at the annual meeting, along with the five current directors.  Further information regarding the annual meeting is included in the Company’s proxy statement filed with the Securities and Exchange Commission on June 3, 2010.

“We are excited to add Eddie and Jeff to our board, and believe that their extensive experience in sourcing and completing acquisitions will be valuable to the Company going forward,” said Timothy E. Brog, Chairman of the Company’s Board of Directors.

The Company invested in common stock and warrants of Highbury Financial, Inc. (“Highbury”), beginning in the first quarter of fiscal 2010.  On December 12, 2009, Highbury entered into a merger agreement to be acquired by a subsidiary of Affiliated Managers Group, Inc. (“AMG”) for AMG common stock.  Following the announcement of the transaction between Highbury and AMG, we implemented a hedging strategy related to AMG common stock.  The purpose of our hedging strategy was to preserve our profits in our shares of Highbury if the price of AMG common stock fell before the closing of the transaction or if the transaction was not consummated.

As of January 31, 2010, the Company held 3,070,355 shares of Highbury common stock.  On April 15, 2010, Highbury paid a special dividend of $3.1 million, or $0.9977 per share of Highbury common stock.   On the same date, AMG completed its acquisition of Highbury and the Company’s 3,070,355 shares of Highbury common stock were converted into 230,199 shares of AMG common stock.  The Company recognized a gain of approximately $5.8 million during the first quarter of fiscal 2011 which included dividends of approximately $3.1 million.  During the term of its investment in Highbury, the Company recognized a gain of approximately $10.3 million taking into account the purchase price for the Highbury securities, aggregate regular and special dividends received on the Highbury common stock, the outcome of the hedging strategy and incentive compensation to a director and a consultant for their efforts related to the investment.   As of June 2, 2010, the Company no longer owns any shares of AMG or Highbury or other marketable securities.

“The Company made a substantial gain of $10.3 million on its investment in Highbury Financial,” continued Mr. Brog.  “We look forward to using the increased capital to pursue one or more transactions that provide additional value to stockholders.”

About Peerless Systems Corporation

Founded in 1982, Peerless Systems Corporation historically licensed imaging and networking technologies to the digital document markets, which include manufacturers of color, monochrome and multifunction office products and digital appliances.  Effective April 30, 2008, Peerless sold its imaging and networking technologies and certain other assets to KMC.  Peerless retains the rights to continue licensing these technologies to customers in the digital document markets.  Peerless intends to use its cash on hand to explore investment opportunities that it believes will enhance stockholder value.

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995

Some statements included in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially there from.  These statements may contain words such as "desires," "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions.  These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Such statements include, but are not limited to, the Company’s ability to find one or more suitable investment opportunities and to successfully complete any such investment, the Company’s current licensing business and the effects of the Company’s downsizing. Additional information regarding factors that could cause results to differ materially from management's expectations is found in the section entitled "Risk Factors" in the Company's 2009 Annual Report on Form 10-K.  The Company intends that the forward-looking statements included herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements.  The Company disclaims any obligation to update forward-looking statements.

- Financial table follows -

PEERLESS SYSTEMS CORPORATION
 UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
 (in thousands, except per share amounts)

	Three Months Ended
	April 30,
	2010	2009
Revenues	$917	$896
Cost of revenues	160	(2,280)
Gross margin	757	3,176
Operating expenses	1,096	765
Other income, net	5,901	115
Income before income taxes	5,562	2,526
Provision for income taxes	2,215	1,011
Net income	$3,347	$1,515
Basic earnings per share	$0.21	$0.09
Diluted earnings per share	$0.21	$0.09
Weighted average common shares - outstanding — basic	16,020	16,923
Weighted average common shares - outstanding — diluted	16,286	17,043